COMPLIANCE ADMINISTRATION AGREEMENT


          This Compliance Administration Agreement, dated as of August 23, 2001 (the "Agreement"), is entered into between PPL Electric Utilities Corporation ("EU") and Global Securitization Services, LLC ("Administrator").

          NOW, THEREFORE, EU and the Administrator covenant, promise and agree as follows:

          1.   Semi-Annual Review. Except as otherwise provided in Section 9
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hereof, the Administrator will perform the procedures set forth below on a semi-annual basis (the "Review"). Except as otherwise provided in Section 9 hereof, each Review will cover the six-month period preceding the Review, or in the case of the initial Review the six-month period commencing January 1, 2002 (each such period, the "Review Period"). Each Review will begin as soon as practical after the end of each Review Period, and be completed no later than the last day of the month immediately following each Review Period ("Review Completion Date"). Within five Business Days after the Review Completion Date, the Administrator shall give EU a notice that the Review has been completed ("Completion Notice").

          2.   Access. For each Review EU will allow the Administrator
               ------
reasonable access as requested by the Administrator to EU's premises, books and records and personnel.

          3.   Confidentiality. All materials, documents and information
               ---------------
provided to the Administrator by or on behalf of EU or any of its affiliates are to be treated as confidential and not in any way divulged or disseminated to any persons. All documents prepared or generated by the Administrator in connection with this Agreement (the "Documents") shall remain the property of EU and, upon termination of this Agreement, shall be returned to EU or destroyed, at EU's request. Except to the extent necessary to allow the Administrator to comply with Sections 10 and 11 of this Agreement and as otherwise required by law, all Documents or any discussions that the Administrator may have with EU, any of its affiliates or anyone acting for or on their behalf are to be kept completely confidential.

          If any person or entity, including any agency of the United States Government, to whom disclosure has not been authorized by EU requests,


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subpoenas, or otherwise seeks to obtain any theories, opinions, facts, data, information, documents or other materials within the Administrator's possession or control that have been acquired or generated in connection with this Agreement, the Administrator shall immediately inform EU. If requested by EU, the Administrator will cooperate in resisting disclosure of such theories, opinions, facts, data, information, documents or other materials. Except for measures requiring immediate action to preserve the status quo, the Administrator shall consult with EU prior to taking any legal measures or making any decision in connection with any such request or subpoena. Should any legal measure prove necessary, EU shall have the right to approve counsel to represent the Administrator in connection with such legal measures to the extent that they involve materials, documents or information provided or generated in connection with this Agreement. The approval of counsel by EU shall not be unreasonably withheld.

          4.   Items Required to be Delivered to the Administrator. At each
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Review, EU shall provide to the Administrator original or copies of the following documents:

               (1) All filings, including exhibits, made by EU and PPL Corporation ("PPL Corp.") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, during the Review Period.

               (2) The annual audited and quarterly unaudited financial statements of EU and PPL Corp. filed with the SEC or otherwise made publicly available during the Review Period, which requirement may be satisfied by delivery of SEC Forms 10-K and 10-Q, including exhibits.

               (3) A certificate of the Secretary or an Assistant Secretary of EU certifying that attached thereto are copies of all of the minutes of meetings, consents and actions of the shareholders and the board of directors of EU taken during the Review Period, if any, or a certificate certifying that no resolutions or actions were taken by the shareholders or the Board of Directors, as applicable, during the Review Period.

               (4) A certificate of a Counsel of EU or of PPL Services Corporation certifying that attached thereto are true and correct copies of all material contracts of EU and all material amendments to such contracts of EU entered into during the Review Period, if any, and, in the case of the initial Review, all such material contracts in effect on January 1, 2002, or a


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


certificate certifying that no material contracts or amendments were entered into during the Review Period.

               (5) A certificate of a Counsel of EU or of PPL Services Corporation certifying that attached thereto are true and correct copies of all contracts (including service level agreements) between EU and PPL Corp. and between EU and any of PPL Corp.'s Material Subsidiaries and all material amendments to such contracts entered into during the Review Period, if any, and, in the case of the initial Review, all such contracts in effect on January 1, 2002, or a certificate certifying that no such contracts or amendments were entered into during the Review Period.

               (6) Sample forms of stationery, business cards, credit cards, letterhead, customer bill forms, vendor contracts, checks, envelopes and other forms used by EU and its employees in the ordinary course of EU's business.

               (7) A certificate of the Secretary or an Assistant Secretary of EU certifying that attached thereto are true and correct copies of all press or news releases issued by each of EU and PPL Corp. during the Review Period, if any, or certificates certifying that no such releases were issued during the Review Period.

               (8) A certificate of the Treasurer or an Assistant Treasurer of EU certifying that attached thereto are true and correct copies of copies of all guaranties issued by EU during the Review Period of debts or obligations of PPL Corp. and any of its other affiliates (other than EU subsidiaries), if any, or a certificate certifying that no such guaranties were issued during the Review Period.

               (9) A certificate of the Treasurer or an Assistant Treasurer of EU certifying that attached thereto are true and correct copies of copies of all guaranties issued by PPL Corp. or by any affiliates of PPL Corp. during the Review Period of EU's debts or obligations , if any, or a certificate certifying that no such guaranties were issued during the Review Period.

               (10) A certificate of the Secretary or an Assistant Secretary of EU certifying that attached thereto are true and correct copies of any amendments to EU's Articles of Incorporation or Bylaws that were approved during the Review Period, marked to reflect the changes made, if any, or a certificate certifying that no such amendments were approved during the Review Period.

               (11) A random selection provided by EU, reasonably and in good faith expected by EU to be representative for the Review Period, and acceptable


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to the Administrator of the books of account of EU with respect to the Review
Period.

               (12) A random selection provided by EU, reasonably and in good faith expected by EU to be representative for the Review Period, and acceptable to the Administrator of EU's bank statements for the Review Period.

               (13) A random selection provided by EU, reasonably and in good faith expected by EU to be representative for the Review Period, and acceptable to the Administrator of checks written on EU's bank accounts during the Review Period.

               (14) A random selection provided by EU, reasonably and in good faith expected by EU to be representative for the Review Period, and acceptable to the Administrator of EU's printed forms for correspondence used during the Review Period.

               (15) Copies of telephone and internet directory listings for EU in use during the Review Period.

               (16) Officers' certificates of EU as required by Sections 7 or 8 hereof.

          5.   Visual Confirmation by the Administrator. (a) During each
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Review the Administrator will conduct an actual visit to EU's corporate headquarters, as designated in Section 15 herein, during which (i) the Administrator will verify that EU's name is displayed on the office directory for the building in which EU's headquarters are located and (ii) an officer of EU will identify to the Administrator the locations in which EU's books and records are maintained.

          6.   EU's Officers' Certificates. Within six Business Days
               ---------------------------
following EU's receipt of a Completion Notice, EU will deliver to the Administrator certificates of EU's President certifying as to each of the items contained in Section 7 hereof (each a "Compliance Certificate"), together with any modification thereof pursuant to Section 8 hereof (each a "Noncompliance Certificate").

          7.   Compliance Certificates. Compliance Certificates executed by
               -----------------------
EU's President and dated the date of delivery shall be delivered to the Administrator pursuant to Section 6 above and shall contain each of the certifications set forth below:


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Throughout the Review Period:

               (1) EU has maintained its existence and good standing under the laws of the Commonwealth of Pennsylvania.

               (2) EU has regularly observed in all material respects all corporate procedures and formalities required by its Articles of Incorporation and Bylaws and by the laws of the Commonwealth of Pennsylvania as they apply to EU.

               (3) The business and affairs of EU have been managed by or under the direction of EU and its Board of Directors, and not by or under the direction of PPL Corp. or any of its affiliates, except, in the case of PPL Corp., in the exercise of its rights as the holder of the common stock of EU in accordance with the Pennsylvania Business Corporation Law and the Articles of Incorporation and Bylaws of EU.

               (4) EU obtained proper authorization from its directors or common stockholders, as appropriate, for all of EU's corporate actions in accordance with the Pennsylvania Business Corporation Law and the Articles of Incorporation and Bylaws of EU.

               (5) EU has had at least one Independent Director (as defined in EU's Articles of Incorporation).

               (6) EU's officers and directors who were also officers, managers, directors, employees, agents or otherwise affiliated with PPL Corp. or any of its affiliates, acted, to the best of the certifying officer's knowledge, in good faith in accordance with the requirements of the EU Bylaws, and such officers and directors, to the extent permitted by law, made decisions with respect to the business and daily operations of EU independent of, and not dictated by, any of its affiliates, except, in the case of PPL Corp., in the exercise of its rights as the holder of the common stock of EU in accordance with the Pennsylvania Business Corporation Law and the Articles of Incorporation and Bylaws of EU.

               (7) EU (i) kept materially correct and complete records and books of account, (ii) has maintained its own audited financial statements, records and books of account separately from those of its affiliates or any other entity (except for EU's subsidiaries that are properly consolidated with EU under US


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


GAAP) and (iii) maintained the documents and other instruments underlying all EU corporate actions as official records of EU.

               (8) (i) The assets and liabilities of EU have been identifiable as such on EU's books and records and were not commingled with those of any other entity, except that for federal and state income tax as well as for financial accounting purposes the assets and liabilities of PPL Transition Bond Company, LLC ("Bond Co.") and other financing subsidiaries of EU are treated as if they are assets and liabilities of EU, (ii) EU maintained separate books of account from those of PPL Corp. and any other entity, (iii) EU maintained its own bank accounts in its own name in which no funds of any of its affiliates (other than Bond Co. and other financing subsidiaries of EU) were held and (iv) any checks relating to EU's accounts have been imprinted in the name of EU and no other name.

               (9) The assets of EU remained identifiably separate from those of any of its affiliates, such that there is no difficulty in segregating and ascertaining the assets of EU from the assets of its affiliates.

               (10) EU maintained its principal executive and administrative offices through which its business is conducted in a manner identifiably separate from those of PPL Corp. and its other affiliates. To the extent that EU and PPL Corp. or its affiliates have offices in the same building, there has been clear identification of the identity of each company in such building and fair and appropriate allocation of overhead costs among them, and each entity bore its fair share of those expenses.

               (11) (i) EU provided for its own operating expenses and liabilities from its own funds and (ii) general overhead and administrative expenses of EU, on the one hand, and PPL Corp. and its other affiliates, on the other hand, have not been charged or otherwise allocated to the other.

               (12) To the extent that PPL Services Corporation or other affiliates of PPL Corp. provided services to EU, or EU employees provided services to PPL Corp. or other affiliates of PPL Corp., the recipient was charged for those services at a rate determined on the basis of all direct and indirect costs, market rates or otherwise in accordance with the regulatory requirements of the PPUC or FERC, as applicable. The recipient paid the appropriate service provider for the services on a regular, monthly basis, whether through cash payments or accounting entries.


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


               (13) EU was not contractually required to use the administrative services provided by PPL Services Corporation.

               (14) EU conducted itself as a business separate from the business of PPL Corp. and its other affiliates.

               (15) (i) EU conducted its business in its own name, (ii) EU has had stationery and other business forms that are separate from the stationery and other business forms of PPL Corp. and any other affiliate, (iii) substantially all oral and written communications, including, without limitation, letters, invoices, purchase orders, contracts, statements, and applications have been made solely in the name of EU, if related to EU, and not in the name of PPL Corp. or any of its other affiliates, except as required by law or regulation (other than purchase orders for goods and services issued by PPL Services Corp., which to the extent they apply to EU, identify EU as the "ship to" entity) and (iv) PPL Corp., EU, and PPL Gas Utilities have identified EU and PPL Gas Utilities separately without using the identifier "PPL Utilities" to describe EU, PPL Gas Utilities, or the combination of the two, by using logos and other corporate identity materials that distinguish EU from PPL Corp. and the other PPL Corp. affiliates (other than on certain items which will be replaced in the ordinary course as they wear-out such as hard hats, rain coats, work uniforms and the like), and by separately identifying the corporate entity that contracts for and pays for any goods or services provided.

               (16) EU acted in its name and through its duly authorized officers or agents in the conduct of its business. During the Review Period, EU did not: (a) hold itself out as having agreed to pay or become liable for the debts of PPL Corp. or any of its other affiliates (other than EU subsidiaries);
(b) fail to correct any known misrepresentation with respect to the foregoing;
(c) fail to correct any known misrepresentation with respect to PPL Corp. or any of its other affiliates (other than EU subsidiaries) holding itself out as having agreed to pay or become liable for the debts of EU; (d) operate or purport to operate as an integrated, single economic unit with respect to PPL Corp. or any other affiliated or unaffiliated entity; (e) seek or obtain credit or incur any obligation to any third party based upon the assets of PPL Corp. or any of its other affiliates (other than EU subsidiaries); or (f) induce any such third party to reasonably rely on the creditworthiness of PPL Corp. or any other affiliated or unaffiliated entity (other than EU subsidiaries) in connection with any obligation of EU.


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


               (17) Except as stated above, EU maintained an arm's length relationship with PPL Corp. and its other affiliates, except as otherwise required by law or regulation.

               (18) EU did not guarantee any obligations of any of its affiliates with the exception of EU's subsidiaries and the pre-existing guarantee by EU of obligations of Safe Harbor Water Power Corporation, dated as of June 25, 1998.

               (19) Any intercompany borrowings or loans made between EU, on the one hand, and PPL Corp. or any of its other affiliates, on the other hand, were limited to loans of excess cash on hand, were made on an arms-length basis and on market terms similar to transactions among unaffiliated entities and were fully and accurately documented on EU's books and records.

               (20) Except as mentioned in paragraphs (g) and (h)(i) hereof (i) EU maintained separate financial statements, separately identifying its own assets, liabilities and financial affairs, (ii) none of the financial statements of EU suggested that its assets are directly available to pay the claims of creditors of PPL Corp. or any of its other affiliates, (iii) none of the financial statements of PPL Corp. or any of its other affiliates suggested that its assets are directly available to pay the claims of creditors of EU and (iv) any consolidated financial statements of PPL Corp. issued during the Review Period included (x) a footnote substantially in the following language, whether or not such footnote is required by US GAAP:

               The subsidiaries of the Company are separate legal entities. The Company's subsidiaries are not liable for the debts of the Company. Accordingly, creditors of the Company ("Company Creditors") may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay such Company Creditors or as required by applicable law or regulation. Similarly, absent specific contractual undertaking or as provided by applicable law or regulation, the Company is not liable for the debts of its subsidiaries. Accordingly, creditors of the Company's subsidiaries ("Subsidiary Creditors") may not satisfy their debts from the assets of the Company absent a specific contractual undertaking by the Company to pay Subsidiary Creditors.

and (y) a list of PPL Corp.'s Material Subsidiaries that clearly includes EU.


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


          8.   Noncompliance Certificate. If EU is unable to deliver a
               -------------------------
Compliance Certificate, EU shall deliver a certificate containing (i) all items required by Section 7 hereof as to which it is able to certify, (ii) a list of the items contained in Section 7 hereof as to which EU is unable to certify and
(iii) as to each item contained in Section 7 hereof for which an exception is noted, the reasons for the exception.

          9.   Abridged Review. During February 2002, the Administrator shall
               ---------------
conduct a review consisting of the following ("Abridged Review"):

               (1) As part of the Abridged Review EU shall deliver to the Administrator original or copies of the following documents:

                    (1) All filings, including exhibits, made by EU and PPL Corp. with the SEC under the Securities Act of 1933,as amended, and the Securities Exchange Act of 1934, as amended, from the [Closing date] to December 31, 2001 (the "Abridged Review Period").

                    (2) The annual audited and quarterly unaudited financial statements of EU and PPL Corp. filed with the SEC or otherwise made publicly available during the Abridged Review Period, which requirement may be satisfied by delivery of SEC Forms 10-K and 10-Q, including exhibits.

               (2) During the Abridged Review the Administrator will (i) conduct an actual visit to EU's corporate headquarters, as designated in Section 14 hereof, during which the Administrator will verify that EU's name is displayed on the office directory of the building in which EU's headquarters are located,
(ii) visit EU's internet web site to ensure that EU has a separate web home page and (iii) visit PPL Corp.'s intranet and internet site to verify that EU is separately identified and is not generally referred to as PPL.

               (3) EU shall deliver to the Administrator a certificate executed by [EU Officer] containing each of the certifications set forth below (the "Abridged Review Certificate"):


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                    (1) To the extent that EU and PPL Corp. or its affiliates
     have offices in the same building, there is a clear identification of the identity of the companies residing in each such building.

                    (2) EU and PPL Gas Utilities are identified separately by no longer using the "PPL Utilities" to describe EU, PPL Gas Utilities or any combination thereof. EU, PPL Corp. and other PPL Corp. affiliates use logo and other corporate identity materials (other than certain items which will be replaced in the ordinary course as they wear-out such as hard hats, rain coats, work uniforms and the like) that distinguish among EU and PPL Corp. and its other affiliates.

                    (3) EU gave written notice by mail to all known contractual creditors of PPL Corp., EU and PPL Gas Utilities of the separate identity of EU.

          10.  Administrator Report; Exceptions.
               --------------------------------

               (1) Within ten Business Days after the delivery of EU's Compliance or Noncompliance Certificate or the Abridged Review Certificate, the Administrator shall deliver to EU's President and Treasurer and to the General Counsel of PPL Services Corporation a report (the "Report") in the form attached hereto as Exhibit A, except that for the Abridged Review only the Report shall be in the form attached hereto as Exhibit B.

               (2) If item A(1) of the Report is marked "No," no further action will be required by EU or the Administrator.

               (3) If item A(1) of the Report is marked "Yes," within 30 Business Days following receipt of the Report ("Correction Date"), EU will either (A) deliver to the Administrator an opinion of counsel, who may be the General Counsel, the Deputy General Counsel, an Associate General Counsel or a Senior Counsel of EU or of PPL Services Corporation, to the effect that the exceptions noted on the Report are not proper exceptions (an "Exceptions Opinion") or (B) deliver to the Administrator a certificate of EU's President,


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


Treasurer or the General Counsel of PPL Services Corporation certifying that the Exceptions noted on the Report are not material (a "Materiality Certificate") or
(C) address the Exceptions noted on the Report and deliver to the Administrator a certificate of EU's President certifying that all noted exceptions have been corrected (which may include a prospective cessation of the activities giving rise to the Exception), describing the steps taken by EU to correct each noted Exception and certifying that EU shall act in good faith to avoid repetition of each noted exception in the future (a "Correction Notice"), or any combination of (A), (B) or (C) covering all of the noted exceptions. Upon receipt by the Administrator of an Exceptions Opinion, a Materiality Certificate or a Correction Notice on or before the Correction Date, no further action with respect to the Exceptions will be required of the Administrator.

               (4) If item A(1) of the Report is marked "Yes" and if EU fails to deliver an Exceptions Opinion, a Materiality Certificate or a Correction Notice by the Correction Date, the Administrator will deliver to EU and the Bond Trustee a notice in the form of Exhibit C hereto (a "Dividend Notice") advising EU and the Bond Trustee that EU has failed to comply with the requirements of this Section 10. Upon receipt of the notice, EU shall cease declaring dividends on its common stock and shall not redeem any of its common stock until such time as an Exceptions Opinion, a Materiality Certificate or a Correction Notice is delivered to the Administrator.

               (5) Within one Business Day of EU delivering to the Administrator an Exceptions Opinion, a Materiality Certificate or a Correction Notice following the receipt by the Bond Trustee of a Dividend Notice, the Administrator shall notify the Bond Trustee that the Dividend Notice is no longer in effect.

          11.  Additional Notices to the Bond Trustee.
               --------------------------------------

               (1) If the Administrator has delivered to EU and the Bond Trustee a Dividend Notice and an additional 60 Business Days following the delivery of the Dividend Notice have elapsed without EU having delivered to the Administrator an Exceptions Opinion, a Materiality Certificate, a Correction Notice or a substantive nonconsolidation opinion of nationally recognized bankruptcy counsel in customary form to the effect that EU would not be consolidated with PPL Corp. or any of its other affiliates in the event of the bankruptcy of PPL Corp. or any such affiliates (a "Nonconsolidation Opinion"), the Administrator shall deliver to the Bond Trustee a notice in the form of Exhibit D hereto (a "Noncompliance Notice") stating that EU has failed to address one or more exceptions under this Agreement and identifying the nature of the exceptions.

               (2) Within one Business Day of EU delivering to the Administrator an Exceptions Opinion, a Materiality Certificate, a Correction Notice or a


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Nonconsolidation Opinion following the giving of a Noncompliance Notice by the
Administrator to the Bond Trustee pursuant to Section 11(a), the Administrator shall notify the Bond Trustee that the Noncompliance Notice is no longer in effect.

          12.  Termination; Amendment of Review Procedures.
               -------------------------------------------

               (1) This Agreement shall terminate if at any time during the term of this Agreement EU delivers to the Administrator Rating Agency Confirmations from the applicable Rating Agencies, each to the effect that the termination of this Agreement will not result in the reduction or withdrawal of the ratings on the Senior Secured Bonds below the lower of (i) such Rating Agency's rating then in effect or (ii) the following ratings:

          Fitch Investors Services ("Fitch"):  A-
          Moody's Investors Service, Inc. ("Moody's"):  A3
          Standard and Poor's Rating Group
          (a division of McGraw Hill, Inc.) ("S&P"):  A-

               (2) This Agreement shall terminate at such time as the Senior Secured Bonds are no longer outstanding.

               (3) The Review procedures identified in Sections 4 through and including 9 of this Agreement may only be amended by written amendment signed by EU and the Administrator upon delivery to the Administrator of the following: either (i) a resolution of EU's Board of Directors evidencing unanimous consent of EU's Board of Directors, including the Independent Director, to the amendment and an opinion of EU's or PPL Services Corporation's General Counsel or outside counsel that the proposed amendment is required to allow EU to comply with applicable federal, state or local law or regulation, or (ii) an opinion of nationally recognized bankruptcy counsel to the effect that the proposed amendment will not adversely affect the likelihood of EU being substantively consolidated with PPL Corp. or any of PPL Corp.'s other affiliates (other than EU's subsidiaries). The Administrator will be obligated to sign the amendment if EU delivers to the Administrator the documents required by either (i) or (ii) above.

          13.  Administrator's Compensation. EU shall pay the Administrator
               ----------------------------
$15,000 within seven Business Days of receipt of every Report through the first eight Reports and $17,500 within seven Business Days of receipt of every Report thereafter. EU shall also reimburse the Administrator for all out of pocket


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


expenses incurred in connection with this Agreement, including, without limitation, reasonable attorneys fees and expenses.

          14.  Indemnity. EU shall indemnify the Administrator, its
               ---------
directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation thereof whether or not the Administrator is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement and the services called for herein; provided, however, that such indemnity shall not apply to any such loss, claim, damage, penalty, judgment, liability or expense attributable to the Administrator's gross negligence or willful misconduct.

          15.  Notices. All notices or other communications hereunder shall
               -------
be in writing and shall be deemed given upon (i) confirmation of receipt of facsimile transmission, (ii) confirmed delivery by commercial overnight courier or when delivered by hand, or (iii) five Business Days after mailing by registered or certified mail (postage pre-paid, return receipt requested) addressed to the respective parties as follows (or as otherwise changed by notice delivered pursuant to this section):

          If to EU:

          PPL Electric Utilities Corporation
          Two North Ninth Street
          Allentown, Pennsylvania 18101-1179
          Attention: Michael E. Bray, President
          Telephone:  610-774-4004
          Fax:  610-774-5019

          With a copy to:
          James E. Abel, Treasurer
          Telephone:  610-774-5987
          Fax:  610-774-5235


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


          If to the Administrator:

          Global Securitization Services, LLC
          114 West 47th Street, Suite 1715
          New York, New York 10036
          Attention: Frank Bilotta
          Telephone: 212-302-5151
          Fax: 212-302-8767


          If to the Bond Trustee:

          The Chase Manhattan Bank
          Institutional Trust Services
          450 West 33rd Street, 15th Floor
          New York, New York 10001

          Attention: International/Project Finance Group
          Telephone: 212-946-7557
          Fax: 212-946-8177

          16.  Governing Law. This Agreement and the relations between the
               -------------
parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in Pennsylvania, without regards to conflict of laws rules.

          17.  Waiver of Jury Trial. Each of the parties hereby waives, to
               --------------------
the fullest extent permitted by law, its right to a trial by jury in any action or proceeding brought in connection with this Agreement.

          18.  Counterparts. This Agreement may be executed in counterparts,
               ------------
each of which shall constitute one and the same agreement.

          19.  Severability. If any provision of this Agreement or the
               ------------
application thereof to any party is held invalid or unenforceable, the remainder of this Agreement shall not be affected.

          20.  Resignation/Replacement of the Administrator. The
               --------------------------------------------
Administrator may resign or be replaced by EU upon 30 Business Days prior notice delivered to EU or the Administrator, as applicable, provided, however, that the resignation or replacement shall not take effect until a successor administrator has agreed in a written agreement executed with EU to conduct the Reviews as required by the terms of this Agreement, and provided further that a replacement of the Administrator by EU shall not take effect until EU has delivered to the Administrator Rating Agency Confirmations from the Rating Agencies, each to the effect that the replacement will not result in the reduction or withdrawal of the ratings on the Senior Secured Bonds below the ratings then in effect.

          21.  Term. This Agreement shall terminate pursuant to Section 12
               ----
hereof, or upon receipt by the Administrator of a notice from EU that none of the Senior Secured Bonds are outstanding.

          22.  No Third Party Beneficiaries. This Agreement does not create,
               ----------------------------
and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except that the Bond Trustee may enforce the Administrator's obligation to deliver any Dividend Notice or Noncompliance Notice required to be delivered by the Administrator to the Bond Trustee.

          23.  Defined Terms. Terms not otherwise defined in this Agreement
               -------------
shall have the following meaning:

               (1) Bond Trustee shall mean The Chase Manhattan Bank appointed as trustee under the Indenture, or its successors.

               (2) Business Day shall mean a day, other than Saturday, Sunday or a legal holiday, on which banks are not open for ordinary banking business in New York City, New York.

               (3) EU subsidiary shall mean any corporation, company, limited liability company, business trust and any other form of legal entity wholly owned, directly or indirectly by EU, and collectively EU subsidiaries.

               (4) FERC shall mean the Federal Energy Regulatory Commission or any successor thereof.

               (5) Indenture shall mean the indenture, dated as of August 1, 2001, entered into between EU, as issuer, and the Bond Trustee, as supplemented and amended from time to time.

               (6) Material Subsidiaries shall mean PPL Generation, LLC, PPL EnergyPlus, LLC, PPL Global, LLC. and EU and their respective successors. (1)


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


               (7) PPUC shall mean the Pennsylvania Public Utility Commission or any successor thereof.

               (8) Senior Secured Bonds shall mean the Company's Senior Secured Bonds, 5-7/8% Series due 2007 and the Company's Senior Secured Bonds, 6-1/4% Series due 2009, issued under the Indenture.

               (9) Rating Agencies shall mean each of Fitch, Moody's and S&P, and individually, a Rating Agency.

               (10) Rating Agencies Confirmation shall mean written evidence of the ratings on the Senior Secured Bonds of Fitch, Moody's and S&P, provided that if any one of such Rating Agencies ceases to exist or to rate the Senior Secured Bonds, Rating Agency Confirmation shall mean written evidence of the ratings on the Senior Secured Bonds by any remaining Rating Agencies or Agency.

               (11) US GAAP shall mean United States Generally Accepted Accounting Principles.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorised agents, as of the date first above written.


                                   PPL ELECTRIC UTILITIES CORPORATION


                                   By:_______________________________
                                      Name:
                                      Title:


                                   GLOBAL SECURITIZATION
                                   SERVICES, LLC


                                   By:__________________________________
                                      Name:
                                      Title:


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